CONSENT OF QUALIFIED PERSON

25 August 2010

TO:	United States Securities Exchange Commission
Washington, D.C. 20549

RE:          Rockwell Diamonds Inc. (the “Corporation”) Consent under FORM 20-F

Pursuant to Form 20-FI, Tania R Marshall, do hereby consent to the filing of the Technical Report with the regulatory authorities referred to above and to the written or electronic disclosure of the Technical Reports entitled

  Technical Report on the Klipdam and Holpan Alluvial Diamond Properties, Barkly West District, the Republic of South Africa, dated December 22 2009

  Technical Report on the Wouterspan Alluvial Diamond Property, Herbert District, the Republic of South Africa, dated December 22 2009

  Technical Report on the Saxendrift Alluvial Diamond Property (Saxendrift Mine and Kwartelspan Prospect), Hay District, the Republic of South Africa, dated December 22 2009

  Technical Report on the Niewejaarskraal Alluvial Diamond Property, Hay District, the Republic of South Africa, dated December 22, 2009

And to extracts from, or a summary of, the Technical Reports as may be required by the regulatory authorities.

I confirm that I have read the disclosure in the Company’s Form on 20F for the 2010 fiscal year, and that these documents fairly and accurately represent the information in the Report that supports the disclosure.

Submitted this 25th day of August 2010.

Signed

___________________________________
T R Marshall (Dr)
Geological Consultant (Pr.Sci.Nat.)